Exhibit (a)(5)

Caesars Holdings, Inc. Announces Offer to Purchase Relating to Outstanding Convertible

Senior Notes, Fundamental Change and Make-Whole Fundamental Change

LAS VEGAS, July 21, 2020—Caesars Holdings, Inc., formerly known as Caesars Entertainment Corporation (“Caesars”), today announced that it has (a) delivered a notice to holders of its 5.00% convertible senior notes due 2024 (the “Notes”), pursuant to the indenture governing the Notes (as supplemented, the “Indenture”), notifying holders that, as a result of each of (i) the consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of June 24, 2019 (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019), among Caesars, Eldorado Resorts, Inc. (“Parent”), and Colt Merger Sub. Inc., and (ii) the delisting of Caesars common stock from NASDAQ, a “Fundamental Change” and a “Make-Whole Fundamental Change,” each as defined in the Indenture, has occurred effective as of July 20, 2020 and (b) made an offer to purchase any and all outstanding Notes as a result of the Fundamental Change.

Fundamental Change Purchase Right

In connection with the completion of the Merger and pursuant to the terms of the Indenture, Caesars has commenced a tender offer (the “Fundamental Change Offer”) to repurchase, at the option of each holder of Notes, any and all of the Notes. Pursuant to the terms of the Fundamental Change Offer and the Indenture, each holder of Notes has the right, subject to certain conditions, at such holder’s option, to require Caesars to purchase for cash all of such holder’s Notes, or any portion of the principal thereof that is equal to $100 principal amount or an integral multiple of $1.00 in excess thereof, on August 19, 2020 (the “Fundamental Change Purchase Date”). Caesars will purchase such Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date. The amount payable on the Notes, including accrued and unpaid interest, will be $1.019167 per $1.00 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn.

Holders must tender the Notes prior to 5:00 p.m., New York City time, on the business day prior to the Fundamental Change Purchase Date (the “Fundamental Change Expiration Date”), and may withdraw such tender at any time prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date through compliance with the proper withdrawal procedures outlined in the Offer to Purchase and Notice of Fundamental Change, Make-Whole Fundamental Change, and Entry into Supplemental Indenture to Holders of 5.00% Convertible Senior Notes Due 2024 dated July 21, 2020 (the “Offer to Purchase and Notice”). Delaware Trust Company, the trustee under the Indenture (the “Trustee”) has informed Caesars that, as of July 20, 2020, all Notes are held through The Depository Trust Company (“DTC”). Accordingly, all Notes surrendered for repurchase or conversion must be delivered in compliance with the applicable rules and procedures of DTC.

Make-Whole Conversion Right

Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Caesars, Parent and the Trustee entered into a supplemental indenture providing that, following the Merger, each holder’s right to convert each $1.00 principal amount of Notes into shares of Caesars common stock is changed into a right to convert such principal amount of Notes into the kind and amount of cash, securities or other property that a holder of Caesars common stock would have been entitled to receive upon consummation of the Merger, based on the weighted average of the types and amounts of consideration received by holders of Caesars common stock that affirmatively made an election as to the form of consideration to be received pursuant to the Merger. As a result of such elections affirmatively made by the holders of Caesars common stock in connection with the Merger, the weighted average consideration received by such holders of Caesars common stock attributable to one share of Caesars common stock consists of $8.39 in cash and 0.099924691 shares of Parent common stock (a “unit of Reference Property”).

Because each of the completion of the Merger and the delisting of Caesars common stock from NASDAQ also constitutes a “Make-Whole Fundamental Change” under the Indenture, if a holder of the Notes surrenders the Notes for conversion at any time from and including July 20, 2020, until August 17, 2020 (the “Make-Whole Conversion Period”), the conversion rate of the Notes will be 0.140356953 units of Reference Property (the “Make-Whole Conversion Rate”), corresponding to 0.014025125 shares of Parent Common Stock and $1.177595 in cash, per $1.00 principal amount of Notes. The Make-Whole Conversion Rate is based on a Make-Whole Applicable Increase of 0.001358628 based on a Make-Whole Effective Date of July 20, 2020 and an Applicable Price of $12.31 (each as defined in the Indenture).

If a Holder does not elect to convert its Notes in connection with the Make-Whole Fundamental Change during the Make-Whole Conversion Period, the conversion rate of the Notes will be 0.138998325 units of Reference Property (the “Conversion Rate”), corresponding to 0.013889365 shares of Parent Common Stock and $1.166196 in cash, per $1.00 principal amount of Notes in accordance with, and subject to the adjustment pursuant to, the terms of the Indenture. The conversion rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate after the Make-Whole Conversion Period Ends.

Holders should review the Offer to Purchase and Notice carefully and consult with their own financial and tax advisors. None of Caesars, Parent or any of their respective affiliates, their respective boards of directors, employees, advisors or representatives, the trustee, the paying agent or the conversion agent are making any representation or recommendation to any holder as to whether or not to tender or refrain from tendering their Notes in the Fundamental Change Offer, or to exercise their conversion rights (if at all).

The paying agent for the Fundamental Change Offer is Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust Administration. The conversion agent is Computershare, Inc., 480 Washington Blvd., 29th Floor, Jersey City, NY 07310, Attn: Corp Actions Relationship Manager. The Offer to Purchase and Notice detailing the purchase option and the conversion rights is being sent by the Trustee on behalf of Caesars to DTC as sole record owner of the Notes.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES. THE FUNDAMENTAL CHANGE OFFER IS BEING MADE ONLY PURSUANT TO A TENDER OFFER STATEMENT (INCLUDING THE OFFER TO REPURCHASE AND RELATED MATERIALS) THAT CAESARS WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THEREAFTER DISTRIBUTE TO ITS NOTEHOLDERS. NOTEHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE FUNDAMENTAL CHANGE OFFER. AFTER CAESARS FILES THE TENDER OFFER STATEMENT WITH THE SEC, NOTEHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT CAESARS FILES WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV OR BY CONTACTING CAESARS AT (702) 407-6000. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE FUNDAMENTAL CHANGE OFFER.

Forward-Looking Statements

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should,” “will” or similar words intended to identify information that is not historical in nature. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Certain of these factors are discussed in the sections entitled “Risk Factors and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Caesars most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. The forward-looking statements in this document speak only as of date of this document. These factors are difficult to anticipate and are generally beyond the control of Caesars. Caesars undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Caesars undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information, the occurrence of unanticipated events or otherwise, except as required by applicable law.